EXHIBIT 99.1



FOR IMMEDIATE RELEASE


                          NL ANNOUNCES IMPROVED RESULTS


HOUSTON, TEXAS -- July 25, 1994 -- NL Industries, Inc. (NYSE:NL) announced a net loss for the second quarter of 1994 of $15.5 million, or $.30 per share, on sales of $237 million compared to a net loss in the second quarter of 1993 of $28.0 million, or $.55 per share, on sales of $221 million. NL's net loss for the first six months of 1994 was $21.9 million, or $.43 per share, on sales of $439 million. The net loss for the comparable 1993 period was $41.5 million, or $.82 per share, on sales of $420 million.

Operating income of Kronos' titanium dioxide pigments ("TiO2") business in the second quarter was $17.6 million, an increase of $10 million over the second quarter of 1993, due to a 10% increase in sales volumes and lower operating costs. Kronos' operating income in the first half of 1994 was $8.4 million higher than the first half of 1993. Primarily as a result of improved pricing in Europe in the first quarter, Kronos' average TiO2 selling prices in the first half of 1994 approximated both first-half 1993 and full year 1993 average selling prices. J. Landis Martin, President and CEO, stated, "The continued recovery of worldwide economies resulted in increased sales volumes for Kronos. We anticipate that the impact of the previously-announced price increases will further improve Kronos' operating income in the second half of the year."

Rheox's operating income for the second quarter and first half of 1994 also improved as a result of higher sales volumes and lower operating costs.

Corporate expenses, net in the second quarter were higher than 1993 due to increased provisions for environmental remediation costs. Interest expense in the second quarter and first half of 1994 declined from the 1993 periods due to lower levels of debt and lower average interest rates.

NL Industries, Inc. is a major international producer of titanium dioxide pigments and specialty chemicals.


                               NL INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                      (In millions, except per share data)
                                   (Unaudited)


                                                             Quarter ended           Six months ended
                                                               June 30,                  June 30,
                                                             1993         1994         1993         1994

Net sales:
  Kronos                                                        $193.2       $206.4      $365.3       $380.7
  Rheox                                                           28.2         30.7        54.6         58.3

                                                                $221.4       $237.1      $419.9       $439.0

Operating income:
  Kronos                                                        $  7.6       $ 17.6      $ 24.7       $ 33.1
  Rheox                                                            7.6          8.6        13.6         15.5

    Operating income                                              15.2         26.2        38.3         48.6

General corporate income (expense):

  Securities earnings                                              1.2           .7         4.2           .9
  Expenses, net                                                  (13.4)       (17.7)      (22.0)       (18.5)
  Interest expense                                               (26.5)       (21.1)      (52.8)       (42.1)

    Loss before income taxes                                     (23.5)       (11.9)      (32.3)       (11.1)

Income tax expense                                                (4.3)        (3.4)       (8.9)       (10.3)

Minority interest                                                  (.2)         (.2)        (.3)         (.5)

    Net loss                                                    $(28.0)      $(15.5)     $(41.5)      $(21.9)

Net loss per share of common stock                              $ (.55)      $ (.30)     $ (.82)      $ (.43)

Weighted average common shares
 outstanding                                                      50.9         51.0        50.9         51.0



                               NL INDUSTRIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                  (In millions)


                                                                           December 31,         June 30,
                                                                               1993               1994
                                                                                              (Unaudited)
                     ASSETS


Cash and marketable securities                                                   $  147.6          $  161.4
Other current assets                                                                319.9             363.8
Noncurrent assets                                                                   739.0             689.6

                                                                                 $1,206.5          $1,214.8

      LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities                                                              $  232.5          $  242.4
Long-term debt                                                                      835.2             797.5
Other noncurrent liabilities                                                        403.6             468.9
Shareholders' deficit                                                              (264.8)           (294.0)

                                                                                 $1,206.5          $1,214.8